Exhibit 99.1

                          VERIFICATION OF VALIDITY OF
                        DEVELOPED ANALYTICAL PROCEDURES

                               BLACKHAWK PROJECT


                                  Prepared for

                        AuRIC Metallurgical Laboratories

                               November 30, 1998

                                TABLE OF CONTENTS


1.0 INTRODUCTION .....................................................    1
          1.1 Purpose ................................................    1
          1.2 Problem ................................................    1
          1.3 Scope ..................................................    1

2.0 AuRIC METALLURGICAL LABORATORIES SITE VISIT .......................   1
          2.1 AuRIC Analytical Procedure ..............................   2
          2.2 Background Documents ....................................   2
          2.3 Observed Procedures .....................................   3
          2.4 Sample Preparation Equipment ............................   4
          2.5 Analytical Equipment ....................................   5

3.0 CONCLUSIONS .......................................................   5

APPENDICES

           VERIFICATION of VALIDITY of DEVELOPED ANALYflCAL PROCEDURES
                            for the BLACKHAWK PROJECT



                                1.0 INTRODUCTION

AuRIC Metallurgical Laboratories (AuRIC), Salt Lake City, Utah has a project with International Gold Corporation to perform analyses on core samples from International Gold Corporation's precious metals property in Idaho. AURIC selected Dames & Moore's Chief Metallurgical Engineer, Richard A. Daniele to perform an independent evaluation of the analytical procedures used by AuRIC to determine the gold and silver content of core samples from the Idaho property.

1.1 Purpose

Dames & Moore was retained to provide an independent evaluation of the procedures developed and followed by AuRIC. This report, Verification of Validity of Developed Analytical Procedures for the Blackhawk Project (Report), presents the results of the Dames & Moore evaluation.

1.2 Problem

The problem, as explained to Dames & Moore, is that other analytical laboratories using the standard fire assay method of gold and silver analysis were not obtaining consistent results. In addition, the results obtained were not in an acceptable range of agreement with optical mineralogy and electron microscopy work performed for International Gold Corporation by John F. W. Bowles, Mineral Science, Ltd., Chesbam, Buckingbamshire, UK.

1.3 Scope

The Scope of Work performed by Dames & Moore was to visit the AuRIC facilities in Salt Lake City, evaluate AnRIC's equipment used to prepare and analyze samples for gold and silver, observe and evaluate AuRIC's analytical procedures, and prepare a report on the observations. Dames & Moore performed the facility evaluation by using their standard format for "Audit Requirements" as a guide.

                 2.0 AUlUC METALLURGICAL LABORATORIES SITE VISIT

The AuRIC site visit is discussed in five parts as follows:

o   AuRIC Analytical Procedure
o   Background Documents
o   Observed Procedures
o   Sample Preparation Equipment
o   Analytical Equipment

2.1 AuRIC Analytical Procedure

AuRIC provided Dames & Moore's, Richard A. Daniele, a Confidential copy of their analytical procedure for the Blackhawk Project samples. The procedure title is "International Gold Corporation, Blackhawk Gold-Silver Property, Lincoln County, Idaho, Fire and Chemical Assay Procedures Used by AuRIC Metallurgical Laboratories, LLC." The procedure covers both AuRIC's fire assay procedure and their chemical assay procedure. The sample preparation procedure used for each of the ore samples is described. The equipment used to prepare the sample prior to analysis is also described.

The first procedure described in the document is the fire assays procedure. AuRIC is far more diligent than most laboratories in performing their fire assay. AuRIC has taken the time to develop specific fluxing mixtures for each of the 3 rock types in the Blackhawk Project. This procedure although standard at AuRIC, is not typical of the industry. AuRIC's procedure reflects their metallurgical laboratory approach to fire and chemical assaying. Their approach is to determine, to the greatest degree possible, an optimum flux for each rock type analyzed. They have also taken into account the fine gold particle size and dispersion based on the Mineral Science, Ltd. optical mineralogy and electron microscopy report.

AuRIC's procedures include the standard industry procedures of crucible fusion, cupellation, parting, and precious metals analysis. The procedure also includes the preparation of the standards and the calibration of the instruments used in the analyses.

The AuRIC procedures document also describes their chemical assay procedure. Chemical assays are not used as frequently as fire assaying for gold and silver. Nevertheless, the chemical assay procedure described offers a parallel method to determine the gold and silver content. This provides a checks and balance approach to the fire assay results. The procedure also describes the preparation of the standards for the instruments and the calibration of the instruments.

2.2 Background Documents

A major background document reviewed for the project was the Mineral Science, Ltd. report on the optical mineralogy and electron microscopy results of several Blackhawk Project samples. This report is advantageous in planning the fire assay procedures for the gold and silver analyses. The report indicates that the gold is micron-sized gold with the majority being less than one micron in particle size. This knowledge is important in planning the sample preparation and determining the proper flux mixture for the fire assay procedure.

The petrology portion of the report describes in detail the variety of minerals in the ore. The delineation of these minerals from fine grained siliceous matrix to welded tuff are advantageous in planning the flux mixture for fire assay. The other important background documents used at the AURIC facility are "A Manual on Fire Assaying and Determination of the Noble Metals in Geological Materials", Geological Survey Bulletin 1445; "A Text Book of Fire Assaying ",

Edward E. Bugbee, Colorado School of Mines Press; and "Solvent Extraction in Analytical Chemistry", George H. Monison and Henry Freiser.

The "Solvent Extraction in Analytical Chemistry" reference is used in the chemical assay procedure. The use of organics permits the extraction of low quantities of precious metals in a leach solution and concentrating them in an organic mixture such as Methyl Isobutyl Ketone (MIBK). Two other documents routinely used in the AuRIC laboratory are the fire assay record and the chemical assay record. An example of these two documents is included in Appendix 3.

2.3 Observed Procedures

Dames & Moore visited AuRIC Metallurgical Laboratories on November 16 and 17, 1998. AuRIC provided a tour of their facilities from sample receipt through the analytical instruments used. Time was spent discussing the uniqueness of the Blackhawk Project core samples. The samples are unique in that the gold and silver are present in three distinct types of rock which are rhyolite, tuff, and ash cinder. The importance of the three rock types was discussed and the reasons for the different fluxes used in the fire assay procedure was explained.

For the fire assay procedure a 15 gram sample of ore was used. This is a one half assay-ton sample. The different ingredients in the flux for each sample was weighed to the nearest tenth of a gram. Proper fluxing of the ore with litharge and other fluxing components is one of the most important aspects of fire assaying. AuRIC, unlike most laboratories, determines in greater detail a flux mixture to provide maximum precious metal recovery in the lead button. For example, Dames & Moore has had recent experience with two other laboratories that routinely perform fire assaying.

One laboratory was of the opinion that their standard flux was the optimum and that they did not need to vary the flux for varying ore samples. The second laboratory was more adept in that they had a flux for acid ores and basic ores. Nevertheless, their fluxes were premixed for each category, and the detennination for acid or base was primarily made by sample color. If there were questions about the sample then an acid test was used. The sample was weighed and a ladle of flux added to the crucible with the sample. In this case the sample is weighed for an accurate weight determination, but the flux is added by volume based on experience.

This difference between AuRIC and two other laboratories emphasizes the time and care used by AuRIC in their efforts to determine the optimum flux. The extra care taken by AuRIC can result in collecting more of the precious metals in the lead button than in other cases. Throughout the fire assay procedure AuRIC has, through their experience, made improvements to ensure better results. AuRIC does not use bone ash cupels in order to minimize any loss of precious metals in the more porous bone ash cupel. They have chosen to use a denser material for cupelling.

Three one half assay-ton Blackhawk samples were prepared for fire assay. There was one sample each from the rhyolite, the tuft and the ash cinder. Each sample was mixed with its own flux mixture. Alter smelting the samples were poured from the crucible into a mold. The slag conditions during pouring were closely observed and variances were noted. For example, the slag from one sample appeared to have a floating material on the slag and another slag appeared to have some suspended lead in the slag. After the pour material had cooled, the slag was broken away from the lead button. The color and attachment of the slag to the lead button was noted. This reflects a good slag has proper color and does not adhere tightly to the lead button. All of this information was used by AuRIC to develop the final procedure.

The lead button was cleaned of any residual slag, and hammered into a cube. The lead cube was placed in a magnesite cupel for producing the dore bead. After the cupel cooled the dore was observed under a microscope. The dore was then removed from the cupel, flattened with a hammer, and weighed on a microscale. After the flattened dore was weighed, it was put into a parting solution. Once the parting was complete, the residual gold was dissolved and then analyzed. The silver weight was determined by difference.

For the benefit of the Dames & Moore observer, the sample weights analyzed by chemical assay were varied. One sample was 5 grams, the second was 10 grams, and the third 15 grams. AuRIC's normal procedure is to use a 5 gram sample for chemical analysis. As the chemical analysis procedure was performed it became clear why AuRIC prefers a 5 gram sample. The quantity of solutions required for the 10 and, 15 gram samples extended the dissolution procedure several hours longer. Dames & Moore' s observation of the chemical procedure concluded that the choice of larger samples extends the time for dissolution in multiples of the sample size. It also requires larger quantities of reagents.

Once the dissolution procedure is complete, the samples are washed and filtered. The filtrate then is further processed. Eventually the final solution is mixed with a solvent, in this case MIBK, to extract the gold from the leach solution into the organic. As noted earlier for other chemicals the quantity of MIBK used was three fold for the 15 gram sample as compared to the 5 gram sample. The analytical instruments were calibrated for the solution with MIBK and the gold and silver analyses performed.

Observations made by AuRIC and Dames & Moore resulted in further adjustment for all the fluxes and procedures for future samples. Two items of note are that the sample grind needs to be finer. First, AuRIC will determine an appropriate grind. A typical grind used in another laboratory, as an example, is 90 percent -150 mesh or 100 percent -100 mesh. Second, the larger the chemical assay sample, the greater the amount of gold was present in the analysis.

2.4 Sample Preparation Equipment

The AuRIC fkcilities are well equipped to prepare samples not only for analyses but also for small pilot plants. The equipment used in preparing the Blackhawk Project samples for analysis include the following:

o     4" X 6" Denver Jaw Crusher
o     8" Stauss Roll Mill
o     6" Bico Disc Pulverizer
o     1/2" Sepor Riffle Splitter
o     Microsplitter
o     Acculab V-333 Electronic Scale

2.5 Analytical Equipment

The AuRIC facility is well equipped to perform fire assay and chemical assay procedures. Some of the equipment used and observed during the site visit include the following:

o    Cress  Electric  Furnace,   Model  #  C1228  with  Watlow  942  Temperature
     Controller

o    Mettler Instrument Corp., Microgram Scale

o Perkin Elmer 403 Flame Atomic Adsorption (AA) Spectrophotometer with Duterium Arc Power Supply

o Perkin Elmer Zeeman 5100 Atomic Adsorption Spectrophotometer with PE HGA 600 Power Supply and Graphite Furnace

o    Leeman Labs, Inc. PS 1,000 ICP (Inductively Coupled Plasma).

Dames & Moore observed the testing of standards on the AA Spectrophotometer for high and low range as well as the reading for each of the samples.

                                 3.0 CONCLUSIONS

Dames & Moore performed an on site audit of the AuRIC Metallurgical Laboratories facility in Salt Lake City, Utah on November 16 and 17, 1998 for verification of validity of developed analytical procedures for the Blackhawk Project. The audit included observation of facility equipment, analytical procedures and practices, and review of an optical mineralogy and x-ray microscopy report. In addition to the on site audit, Dames & Moore has carefully reviewed AuRIC's Confidential fire assay and chemical assay procedures. Dames & Moore has also drawn on other recent expenences with two other firms that perform fire assays. Based on this information Dames & Moore has drawn the following conclusions:

o AuRIC Metallurgical Laboratories is well qualified to perform fire assay and chemical assay analyses for gold, silver, and other precious metals.

o AuRIC's procedures follow the basic industry standards for fire assay analyses.

o AuRIC' s fire assay procedures are tailored to the specific requirements of the sample. They customize the flux in the fire assay fusion step to maximize the recovery of the precious metals in the lead button. Customizing a flux for a specific sample is the exception in fire assay laboratory practice.

o AuRIC's clients have a distinct advantage in that Abmet B. Altinay performs all the analytical work. This offers AuRIC's clients the advantage of Mr. Altinay's metallurgical expertise throughout the analysis procedure. This assures consistency in analytical results.

o AuRIC, as part of their normal analytical procedure, often runs precious metal samples by two methods, fire assay and chemical assay. When results between fire and chemical assay do not match to a reasonable degree, AuRIC investigates the reason(s) for the discrepancy and adjusts their procedures to correct any deficiencies if needed.

o AuRIC has the necessary sample preparation equipment, test facilities, and analytical instrumentation to analyze an individual sample through pilot plant process control samples.

                                   APPENDICES

                                   Appendix 1

                        Laboratory Evaluation Checksheet

                        LABORATORY EVALUATION CHECKSREET
                        --------------------------------



Laboratory: AuRIC Metallurgical Laboratories

Date: 16 and 17 November 1998

Type of Evaluation: Observations

Contract Number: N/A

Contract Tide: Blackhawk Project, Consulting Services



Personnel Contacted:

            Name                                           Title

      Abmet B. Altinay                               General Manager

      Dave Lamberson                                 Facilities Manager

      David Lamberson                                Employee

Laboratory Evaluation Team:

            Name                                           Title

      Richard Daniele                           Chief Metallurgical Engineer

--------------------------------------------------------------------------------
       ITEM                                            YES     NO      COMMENT
--------------------------------------------------------------------------------

Laboratory or Project Manager (individual responsible for overall technical effort):

Name:    Ahmet B. Altinay                               X
--------------------------------------------------------------------------------

Laboratory Supervisor:

Name:    Ahmet B. Altinay                               X
      Experience: 3 years minimum requirement
--------------------------------------------------------------------------------

Sample Preparation Laboratory Supervisor:

Name:    Dave Lamberson                                 X
      Experience: 3 years minimum requirement
--------------------------------------------------------------------------------

Operator

Name:    Ahmet B. Altinay                               X
      Experience: 1 year minimum requirement
      (3 years if no degree in physical science)
--------------------------------------------------------------------------------

Spectral Intrepretation Expert:

Name:   Ahmet B. Altinay                                X
      Experiencc 2 years minimum requirement
--------------------------------------------------------------------------------

Extraction Concentration Expert:

Name:   Ahmet B. Altinay & Dave Lamberson               X
      Experience: 1 year minimum requirement
--------------------------------------------------------------------------------

Pesticide Residue Analysis Expert:

Name:   N/A
   Experience: 2 years minimum requirement
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                   ITEM                                YES    NO       COMMENT
--------------------------------------------------------------------------------

Do  personnel  assigned to this  project  have the                    Qualified
appropriate educational background to successfully                      Expert
accomplish the objectives of the program?               X
--------------------------------------------------------------------------------

Is the  organization  adequately  staffed  to meet
project commitments in a timely manner?                 X
--------------------------------------------------------------------------------

Was the Quality Assurance officer available during the evaluation?

Name:    Ahmet B. Altinay                               X
--------------------------------------------------------------------------------
Does  the  Laboratory  Quality  Assurance  Officer                   Reports to
report to senior management levels?                     X              Owners
--------------------------------------------------------------------------------

Was  the  Project  Manager  available  during  the
evaluation?                                             X
--------------------------------------------------------------------------------

Additional Comments
-------------------

This is a small, well equipped laboratory operated by two knowledgeable people. All analytical work is performed by Ahmet B. Altinay. This assures total consistency in analytical practices.

                                   Appendix 2

                               Audit Requirements

                               Audit Requirements

I.  STANDARD OPERATING PROCEDURES
    -----------------------------

A. Sample Receiving
   ----------------

     1. The laboratory shall designate a sample custodian responsible for receiving all samples. (Dave Lamberson)

     2. The laboratory shall designate a representative to receive samples in the event that the sample custodian is not available. (Abmet B. Altinay)

     3.   The condition of the shipping  containers  and sample bottles shall be
          inspected   upon   receipt   by  the  sample   custodian   or  his/her
          representative. (Yes)

     4.   The  conditions  of the custody  seals  (intact/not  intact)  shall be
          inspected   upon   receipt   by  the  sample   custodian   or  his/her
          representative. (No custody seals on Blackhawk core at AuRic)

     5. The sample custodian or his/her representative shall check for the presence or absence of the following documents accompanying the sample shipment.

          o    Airbills (Yes)
          o    Custody seals (Yes)
          o    EPA custody records (Not required, N/A)
          o EPA traffic reports or SAS packing lists (Yes, most sample bags, but not all marked with core interval)

     6. The sample custodian or his/her representative shall sign and date all forms (i.e., custody records, traffic reports or packing lists, and airbills) accompanying the samples at the time of sample receipt (Yes, if Blackhawk representative delivers there is not always a packing or transfer slip)

     7. The sample custodian or his/her representative shall record and cross-reference sample tag identification numbers to the EPA traffic report numbers (if not already recorded on the chain-of-custody record(s) or packing list(s)). (N/A)

     8. SMO shall be contacted to resolve discrepancies such as absent document, conflicting information, broken custody seals and unsatisfactory sample condition (i.e., leaking sample bottle). (Done by Dave Lamberson if needed)

     9. The following information shall be documented by the sample custodian or his/her representative as samples are received and inspected:

          o    Condition of the shipping container (Yes)

          o Presence or absence and condition of custody seals on shipping and/or sample containers (Yes)

          o    Condition of the sample bottles (N/A)

          o    Presence or absence of airbills (Yes)

          o    Presence or absence of EPA custody records (N/A)

          o    Presence or absence of EPA traffic  reports or SAS packing  lists
               (N/A)

          o    Presence or absence of sample tags (Yes)

          o Sample tag identification numbers cross-referenced to the EPA traffic report numbers if not recorded on the chain-of-custody record(s) or packing list(s) (N/A)

          o Verification of agreement or non-agreement of information on shipping documents (Yes, when documents are available)

          o Problems or discrepancies and their resolution with SMO (Yes, by Dave Lamberson as needed)

B. Sample Identification
   ---------------------

     10.  The   laboratory   shall  have  a  specified   method  or  maintaining
          identification of samples throughout the laboratory. (Yes: client number, AuRic billing number, and AuRic assay record number)

     11. Each sample or sample preparation container shall be labeled with the Sample Management Office number of a unique laboratory identifier. (Unique for analytical: A = fire assay, C = chemical assay)

          o    If  a  unique   laboratory   identifier  is  used,  it  shall  be
               cross-referenced to the SMO number (Client identification number used)

C. Sample Security
   ---------------

     12. The laboratory shall demonstrate that samples are maintained under custody from receipt through disposition. A sample is under custody if:

          o    It is in your possession

          o    It is in your view after being in your physical possession

          o It was in your possession and then you locked it in a secure area and sealed it to prevent tampering

          o It is in a secure area. (Secure areas shall be accessible only to authorized personnel) (Three person organization; security shed with double locks for chain-of-custody samples. Other samples stored in sample preparation area)

     13. The laboratory shall demonstrate security of any areas identified as secure areas. (Normally, all doors locked including main entrance unless someone in entrance area.)

D. Sample Tracking
   ---------------

     14. The laboratory shall maintain records documenting all phases of sample handling from receipt to final analysis. (Yes, log sheet)

     15. Laboratory documents shall include identification of all activity performed. (Yes, describes analytical mixture)

     16. Pre-printed data sheets shall contain the name of the laboratory and be dated and signed by an analyst or individual at the time an activity is performed. (Yes)

     17. Logbook entries shall be dated and signed by an analyst or individual at the time an activity is performed. (Samples tracked by individual sheets, not a logbook)

     18. All notations in logbooks and other documents shall be recorded in ink. (Items recorded in pencil, analytical recorded by Ahment B. Atniay, distinctive handwriting)

     19. Corrections to supporting documents and raw data shall be made by drawing a single line trough the error and entering the correct information. Corrections and additions to supporting documents and raw data shall be dated and intialed. No information shall be obliterated or rendered unreadable. (Practice varies)

     20.  Instrument   run  logs  shall  be   maintained   so  as  to  enable  a
          recontstruction of the run sequence of individual instruments. (N/A)

     21. Analysts' logbook entries shall be in chronological order. (Entries made in order of test: fire assay or chemical assay. Work all done left to right, industry standard)

II. WRITTEN STANDARD OPERATING PROCEDURES
    -------------------------------------

A. Sample Receiving
   ----------------

     22.  The  laboratory   shall  have  written  SOPs   describing  the  sample
          custodian's duties and responsiblities. (Do not have, volume small, analytical work follows published standards such as listed below (1))

     23. The laboratory shall have written SOPs for receiving and logging-in samples. The procedures shall ensure that the following information is documented: (Do not have written procedures, procedures followed as noted)

          o    Condition of the shipping container (Yes)

          o Presence or absence and condition of custody seals on shipping and/or sample containers (Yes)

          o    Condition of the sample bottles (N/A)

          o    Presence or absence of airbills (Yes)

          o    Presence or absence of EPA custody records (N/A)

          o    Presence or absence of EPA traffic  reports or SAS packing  lists
               (N/A)

          o    Presence or absence of sample tags (Yes)

          o Sample tag identification numbers cross-referenced to the EPA traffic report numbers if not recorded on the chain-of-custody record(s) or packing list(s) (N/A)

          o Verification of agreement or non-agreement of information on shipping documents (Yes)

---------------------
(1) A manual on Fire Assaying and Determination of the Noble Metals in Geological Materials, Geological Survey Bulletin 1445; A Textbook of Fire Assaying, Edward E. Bugbee, Colorado School of Mines Press; and Solvent Extraction in Analytical Chemistry, G.H. Morrison and H. Freiser.

          o    Problems or discrepancies and their resolution with SMO (Yes)

B. Sample Identification
   ----------------------

     24. The laboratory shall have written SOPs for maintaining identification of EPA samples throughout the laboratory. (N/A)

          o If the laboratory assigns unique laboratory identifiers, written SOPs shall include a description of the method used to assign the unique laboratory identifier.

          o If the laboratory used prefixes or suffixes in addition to sample identification numbers, the written SOPs shall include their definitions.

C. Sample Security
   ----------------

     25. The laboratory shall have written SOPs describing all storage areas for EPA samples in the laboratory. (N/A)

     26. The laboratory shall have written SOPs describing the method by which the laboratory maintains EPA samples under custody. (N/A)

     27. The laboratory shall have written SOPs describing the method by which the laboratory maintains the security of areas identified as secure areas. (Procedures not written, areas limited including secure shed for chain-of-custody samples)

D. Sample Tracking
   ---------------

     28. The laboratory shall have written SOPs for documenting all phases of sample handling from receipt to final analysis. The written SOPs shall include the following: (Do not have written, small facility, procedures followed as noted)

          o    Examples of all laboratory documents (Yes)

          o    Procedures for recording activities and data (Yes)

          o A narrative step-wise description of how documents are used to track samples (No, the form is the tracking document)

                                   Appendix 3

                          Fire & Chemical Assay Records